Exhibit 10.2

EXECUTION VERSION

MASTER MANAGEMENT AGREEMENT

THIS MASTER MANAGEMENT AGREEMENT (this “Agreement”), dated as of July 1, 2012, is entered into by and between INLAND AMERICAN REAL ESTATE TRUST, INC., a Maryland corporation (the “Company”), and INLAND AMERICAN INDUSTRIAL MANAGEMENT LLC, a Delaware limited liability company (the “Property Manager”).

WITNESSETH:

WHEREAS, the Company intends to operate as a “real estate investment trust” (a “REIT”), as defined in Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), for federal and state income tax purposes and expects to make investments in real estate assets of the type permitted to be made by REITs under the Code and otherwise in accordance with the Articles of Incorporation and Bylaws of the Company; and

WHEREAS, the properties managed pursuant to this Agreement shall consist of industrial warehousing and distribution facilities, charter schools and prisons, a list of which is attached hereto as Exhibit A (such investments included on Exhibit A being referred to herein collectively as the “Properties” and individually as a “Property”); and

WHEREAS, the Company desires to have the Property Manager manage certain Properties (as defined below) which are or will be owned by affiliates of the Company (such affiliates being referred to herein collectively as the “Property Owners” and individually as a “Property Owner”), and the Property Manager is willing to manage those Properties, on the terms and conditions herein set forth.

NOW THEREFORE, in consideration of the mutual covenants and conditions herein set forth, the parties hereto agree as follows:

1.                                      Effective Date.  Effective as of July 1, 2012, the Company hereby retains, on behalf of the Property Owners, the Property Manager to manage certain industrial and other Properties located in the United States and Canada (collectively, the “Territory”).  This Agreement is not an exclusive management agreement and the Property Manager acknowledges and agrees that the Company (whether or not through the Property Owners) may engage other management companies to manage Properties within the Territory.

2.                                      Terms and Conditions.

(a)                                 The engagement of the Property Manager for any Property shall be pursuant to the terms and conditions of a separate management agreement in substantially the form attached hereto as Exhibit B (the “Management Agreement”) between the Property Manager and the applicable Property Owner.  Each Property identified on Exhibit A is identified as either a multi-tenant or single-tenant site for purposes of identifying the applicable monthly management fee rate for each Property.  Exhibit A will be amended to include any Properties acquired after the date of this Agreement as either a multi-tenant or single tenant site, and each such Property shall become subject to this Agreement and a separate Management Agreement.

(b)                                 Each Property Owner shall be obligated to pay the Property Manager, as a monthly management fee, an amount equal to:

(i)                                     4.00% of the Gross Income (as hereafter defined) of the Property to be managed, if the Property is a multi-tenant site, or

(ii)                                  2.25% of the Gross Income of the Property to be managed, if the Property is a single-tenant site.

(iii)                               For purposes hereof, “Gross Income” means all rents, assessments and other items, including, but not limited to the following, to the extent applicable: the aggregate amount of any and all tenant payments for real estate taxes, property liability and other insurance, damages and repairs, common area maintenance, tax reduction fees and all other tenant reimbursements, administrative charges, proceeds of rental interruption insurance, parking fees, income from coin operated machines and other miscellaneous income collected by or paid to Property Manager.  For purposes of calculating the management fee, Gross Income specifically includes late rent administrative charges, non-negotiable check charges, credit report fees, subleasing administrative charges, and all administrative charges actually collected from tenants in connection with annual common area maintenance reconciliations and tenant charge backs for same.

(c)                                  The management fee for each Property shall be set forth in the Management Agreement for each Property.  If the Property Manager or the Company, on behalf of a Property Owner, reasonably determines that a Property has changed its classification as either a single-tenant site or multi-tenant site, it shall notify the other party in writing.  If the parties mutually agree that the classification has changed, the parties will amend the Management Agreement to reflect a change in the management fee.

(d)                                 Property Manager hereby covenants and agrees that (i) subject to the reimbursement obligations set forth below, the Property Manager shall perform services requested by the Company, the Board of Directors of the Company or a Property Owner in connection with any direct or indirect sale of a Property in addition to those set forth in this Agreement and (ii) Property Manager shall cooperate with the Company and each applicable Property Owner, as applicable, in connection with such sale of a Property.

(e)                                  Each Property Owner shall reimburse the Property Manager for all reasonable out of pocket costs and expenses actually incurred by Property Manager for services performed in connection with a sale of a Property.  Such costs and expenses shall include, but not be limited to costs for consultants and/or temporary employees engaged to assist in the sale process, and severance packages or stay bonuses paid to those employees of Property Manager that contribute to the maintenance, operation, repair and other services being rendered at the Property.  Such costs and expenses shall not include corporate salary allocations or employee costs not normally reimbursed pursuant to the Management Agreements.  Severance packages and stay bonuses will not be reimbursed for any employees of Property Manager other than those rendering services at the applicable Property, including for the avoidance of doubt any senior executive of the Property Manager. All of the costs and expenses described in this subsection shall be reimbursed to Property Manager regardless of whether a sale occurs.

(f)                                   The following guidelines shall apply to reimbursement for severance packages and stay bonuses:

(i)                                     Up to one week of severance pay will be reimbursed for each one year of service.

(ii)                                  Stay bonuses will only be reimbursed for key employees, and reimbursement will be limited to approximately ten percent (10%) of the key employee’s base annual pay.

(iii)                               Property Manager agrees to provide an estimate of reimbursable severance payments and stay bonuses for the remainder of the 2012 calendar year to the applicable Property Owner, the Company and the Company’s Board of Directors within 30 days of the date of this Agreement and for the 2013 calendar year during the fourth quarter of the 2012 calendar year.  Such estimates shall be subject to the reasonable approval of the Company’s Board.  Property Manager will provide a quarterly update to the Property Owner, the Company and the Company’s Board of Directors as to reimbursable severance payments and stay bonuses actually paid and shall not be entitled to reimbursement for any amounts in excess of such estimates without the prior written approval of the Company’s Board of Directors.

(g)                                  Subject to the terms of this Agreement, Property Manager covenants and agrees to comply with and implement, as applicable, any direction or strategic plan approved by the Company’s Board of Directors.

(h)                                 Notwithstanding the foregoing, the Property Manager, the Company and the applicable Property Owner may mutually agree to vary the terms of a Management Agreement for any Property, provided any increase in or addition of fees and/or reimbursements, limitation or modification with respect to reporting, or modification of the term or any termination rights, in each instance, shall be subject to the prior approval of the Company’s Board of Directors.

3.                                      Termination.

(a)                                 Subject to Sections 3(b), 3(c) and 3(d) and to the renewal option described below, the term of this Agreement shall commence as of the date of this Agreement and expire on December 31, 2013.  The Term shall automatically be renewed until June 30, 2015, unless either party delivers written notice to the other party canceling this Agreement (a “Termination Notice”).  In order to be effective, a Termination Notice must be delivered before June 30, 2013.  If a Termination Notice is not delivered before such date, the Termination Notice shall not be effective, and the Term shall automatically be extended without further action by the parties.  If this Agreement is terminated pursuant to Subsections 3(b), 3(c) or 3(d) or a Termination Notice is given, all Management Agreements shall terminate effective as of the date of termination of this Agreement.

(b)                                 Notwithstanding Section 3(a) above, the Company shall have the right to terminate this Agreement under the following circumstances:

(i)                                     Property Manager engages in any act of fraud, misappropriation of funds or embezzlement or Property Manager commits any act of gross negligence or willful misconduct in the performance of its obligations under this Agreement; provided, however, if such conduct is committed by any individual other than any senior executive, the Company shall have no right to exercise such termination right if the Property Manager immediately terminates or causes the termination of such individual from employment and makes the Company, the Property Owner and the Property whole for the actual financial loss resulting from such conduct.

(ii)                                  The Property Manager commits a material breach of any representation, warranty, term, covenant or condition set forth in this Agreement and such breach is not cured within thirty (30) days after written notice from the Company to the Property Manager.  The notice shall specify the nature of the breach in reasonable detail.  Notwithstanding the foregoing, if the Property Manager has promptly commenced to cure the breach within the initial 30-day period and is diligently pursuing the cure to completion, the Property Manager shall have, to the extent necessary, an additional thirty (30) days to cure the breach before the Company may terminate this Agreement.

(iii)                               A court of competent jurisdiction enters a decree or order for relief in respect of the Property Manager in any involuntary case under the applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoints a receiver liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Property Manager or for any substantial part of its property or orders the winding up or liquidation of the Property Manager’s affairs.

(iv)                              The Property Manager commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to (or fails to timely object to) the entry of an order for relief in an involuntary case under any such law, or consents to (or fails to timely object to) the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Property Manager or for any substantial part of its property, or makes any general assignment for the benefit of creditors, or fails generally to pay its debts, as they become due.

(v)                                 There is a dissolution of the Property Manager.

(c)                                  Notwithstanding Section 3(a) above, the Property Manager shall have the right to terminate this Agreement under the following circumstances:

(i)                                     The Company commits a material breach of any representation, warranty, term, covenant or condition set forth in this Agreement and such breach is not cured within thirty (30) days after written notice from the Property Manager to the Company.  The notice shall specify the nature of the breach in reasonable detail.  Notwithstanding the foregoing, if the Company has promptly commenced to cure the breach within the initial 30-day period and is diligently pursuing the cure to completion, the Company shall have, to the extent necessary, an additional thirty (30) days to cure the breach before the Property Manager may terminate this Agreement.

(ii)                                  A court of competent jurisdiction enters a decree or order for relief in respect of the Company in any involuntary case under the applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoints a receiver liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of any of their respective property or orders the winding up or liquidation of the Company’s affairs.

(iii)                               The Company commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to (or fails to timely object to) the entry of an order for relief in an involuntary case under any such law, or consents to (or fails to timely object to) the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of its property, or makes any general assignment for the benefit of creditors, or fails generally to pay its debts, as they become due.

(iv)                              There is a dissolution of the Company.

(d)                                 Notwithstanding Section 3(a) above, if there is a Change of Control (as hereafter defined), this Agreement shall automatically terminate, effective as of the date on which the Change of Control occurs.  If there is a Change of Control pursuant to subsection (e)(i) below, then for purposes of this subsection (d), the date on which the Change of Control occurs means the date on which the last of the affected Properties or Property Owners are sold, disposed of or transferred by the Company.

(e)                                  For purposes hereof, a “Change of Control” means:

(i)                                     contracting to sell, dispose of or transfer at least seventy-five percent (75%) of either (1) the Properties managed by the Property Manager pursuant to this Agreement and the Management Agreements entered into pursuant to this Agreement or (2) the Property Owners of the Properties managed by the Property Manager pursuant to this Agreement and the Management Agreements entered into pursuant to this Agreement, in each case within any six (6) month period to one or more persons or entities other than the Property

Manager, any of its affiliates or any of the Company’s subsidiaries and at least seventy-five percent (75%) of such Properties or Property Owners, as applicable, are actually sold, disposed of or transferred by the Company; or

(ii)                                  the acquisition by any individuals, entity, group or person (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act, or any successor provision (the “Exchange Act”)), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Property Manager or any of its affiliates, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of fifty percent (50%) or more of the total voting power of the voting capital interests of the Company.

(f)                                   Unless otherwise expressly set forth in this Section 3, the party entitled to terminate this Agreement shall provide the other party thirty (30) days advance written notice of the termination.

(g)                                  In the event a dispute arises between the parties regarding the application or interpretation of this Agreement or a Management Agreement, the parties shall exercise commercially reasonable efforts to reach a reasonable and equitable resolution of the matter.  If the parties are unable to reach a reasonable and equitable resolution, either party may refer the matter by written notice to the senior officers of the parties hereto.  If the parties still cannot resolve the matter, the parties shall agree upon an appropriate method of non-judicial dispute resolution, including mediation, mini-trial, or arbitration.

4.                                      Action Upon Termination.

(a)                                 Except as otherwise set forth in Section 4(b), the Property Manager shall not be entitled to compensation after the date of termination of this Agreement for further services performed under this Agreement or the Management Agreements, but shall be paid all compensation accruing to the date of termination. Upon termination of this Agreement, the Property Manager shall:

(i)                                     pay over to the Company, on behalf of the Property Owners, all moneys collected and held for the account of the Company pursuant to this Agreement and each Management Agreement, after deducting any accrued compensation and reimbursement for expenses to which the Property Manager is entitled;

(ii)                                  deliver to the Board of Directors of the Company a full accounting, including a statement showing all payments collected by the Property Manager and a statement of all money held by the Property Manager, covering the period following the date of the last accounting furnished to the Board of Directors of the Company;

(iii)                               deliver to the Board of Directors of the Company all property and documents of the Company then in the custody of the Property Manager; and

(iv)                              cooperate with the Company and the Property Owners and take all reasonable steps requested by the Company to assist it in making an orderly transition of the functions performed by the Property Manager.

(b)                                 Notwithstanding subsection 4(a), if this Agreement is terminated as a result of a Change of Control, the Property Manager shall be paid a termination fee equal to seventy percent (70%) of the average applicable monthly management fee that would otherwise have been paid to Property Manager for each Affected Management Agreement (as hereafter defined).  The termination fee shall be calculated using the monthly management fee for the immediately preceding three full calendar months of each Affected Management Agreement to determine the average and multiplying that average by the number of months remaining in the term of each Affected Management Agreement, excluding any extension options.

(i)                                     For purposes of this subsection (b), an “Affected Management Agreement” means:

(1)                                 any Management Agreement terminated because this Agreement was terminated as a result of a Change of Control;

(2)                                 any Management Agreement terminated because the Property subject to the Management Agreement was sold as part of a sale that triggered the Change of Control; and

(3)                                 any Management Agreement terminated because there was a change of control of the Property Owner (as more particularly described in Section 2(c)(ii) of the Management Agreement) and the change of control of the Property Owner was part of a sale that triggered the Change of Control.

(c)                                  The Company shall pay the Property Manager the termination fee in cash upon the effective date of the termination of this Agreement.

5.                                      Successors and Assigns.  This Agreement shall bind any successors or assigns of the parties hereto as herein provided.

6.                                      Liability and Indemnification.

(a)                                 The Company shall indemnify the Property Manager and its affiliates, officers, directors, employees and agents (individually an “Indemnitee”, collectively the “Indemnitees”) to the same extent as the Company may indemnify its officers, directors, employees and agents under its Articles of Incorporation and Bylaws so long as:

(i)                                     the Board of Directors of the Company has determined, in good faith, that the course of conduct that caused the loss, liability or expense was in the best interests of the Company;

(ii)                                  the Indemnitee was acting on behalf of, or performing services for, the Company;

(iii)                               the liability or loss was not the result of negligence or misconduct on the part of the Indemnitee; and

(iv)                              any amounts payable to the Indemnitee are paid only out of the Company’s net assets and not from any personal assets of any stockholder.

(b)                                 The Company shall not indemnify any person or entity for losses, liabilities or expenses arising from, or out of, an alleged violation of federal or state securities laws by any party seeking indemnity unless one or more of the following conditions are met:

(i)                                     there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular person or entity;

(ii)                                  the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular person or entity; or

(iii)                               a court of competent jurisdiction approves a settlement of the claims and finds that indemnification of the settlement and related costs should be made and the court considering the request has been advised of the position of the Securities and Exchange Commission and the published opinions of any state securities regulatory authority in which securities of the Company were offered and sold with respect to the availability or propriety of indemnification for securities law violations.

(c)                                  The Company shall advance amounts to persons entitled to indemnification hereunder for legal and other expenses and costs incurred as a result of any legal action for which indemnification is being sought only if all of the following conditions are satisfied:

(i)                                     the legal action relates to acts or omissions with respect to the performance of duties or services by the Indemnitee for or on behalf of the Company or a Property Owner;

(ii)                                  the legal action is initiated by a third party and a court of competent jurisdiction specifically approves the advancement; and

(iii)                               the Indemnitee receiving the advances undertakes to repay any monies advanced by the Company, together with the applicable legal rate of interest thereon, in any case(s) in which a court of competent jurisdiction finds that the party is not entitled to be indemnified.

7.                                      Notices.  Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is accepted by the party to whom it is given and shall be given by being delivered at the following addresses of the parties hereto:

If to the Company, to:	Inland American Real Estate Trust, Inc.
2901 Butterfield Road
Oak Brook, IL 60523
	Attention:	Vice President, Administration
	Telephone:	(630) 218-8000
	Facsimile:	(630) 218-4955

If to the Property Manager, to:	Inland American Industrial Management LLC
2901 Butterfield Road
Oak Brook, IL 60523
	Attention:	President
	Telephone:	(630) 218-8000
	Facsimile:	(630) 218-4955

Either party may at any time give notice in writing to the other party of a change of its address for the purpose of this Section 7.

8.                                      Counterparts.  This Agreement may be executed in one or more counterparts, all or which taken together shall constitute one and the same agreement, and shall become effective when the counterparts have been signed by each party hereto and delivered to the other party hereto.

9.                                      Governing Law.  This Agreement shall be construed, performed and enforced in accordance with and governed by the internal laws of the State of Illinois, without giving effect to the principles of conflicts of law thereof.

10.                               Amendments.  This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance.

11.                               Headings.  The descriptive headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

12.                               Severability.  In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

[THE REMAINDER OF THIS PAGE INTENTIONALLY BLANK]

WHEREFORE, the undersigned have executed this Agreement by their duly authorized officers or representatives as of the date first above written.

COMPANY:		PROPERTY MANAGER:

INLAND AMERICAN REAL ESTATE TRUST, INC.		INLAND AMERICAN INDUSTRIAL MANAGEMENT LLC

By:	/s/ Jack Potts	By:	/s/ Tom Lithgow
Name:	Jack Potts	Name:	Tom Lithgow
Its:	Principal Financial Officer	Its:	President

EXHIBIT A

44101	THERMO PROCESS SYSTEMS	Single-Tenant Industrial
44102	CLARION	Single-Tenant Industrial
44104	500 HARTLAND	Single-Tenant Industrial
44106	TRI-STATE HOLDINGS III	Single-Tenant Industrial
44107	55th STREET	Single-Tenant Industrial
44108	DORAL - WAUKESHA	Single-Tenant Industrial
44110	INDUSTRIAL DRIVE	Single-Tenant Industrial
44111	WESTPORT - MECHANICSBURG	Single-Tenant Industrial
44112	BAYMEADOW - GLEN BURNIE	Single-Tenant Industrial
44113	1800 BRUNING	Single-Tenant Industrial
44114	11500 MELROSE AVE (294 TOLLWAY VENTURE)	Single-Tenant Industrial
44115	KIRK ROAD	Single-Tenant Industrial
44116	DEER PARK SEACO	Single-Tenant Industrial
44117	LIBERTYVILLE ASSOCIATES	Single-Tenant Industrial
44118	OTTAWA	Single-Tenant Industrial
44119	TRI-STATE HOLDINGS I	Single-Tenant Industrial
44120	TRI-STATE HOLDINGS II	Single-Tenant Industrial
44121	MOUNT ZION ROAD	Single-Tenant Industrial
44122	COLOMA	Single-Tenant Industrial
44123	KINSTON	Single-Tenant Industrial
44125	C&S - WESTFIELD	Single-Tenant Industrial
44126	C&S - NORTH HATFIELD	Single-Tenant Industrial
44127	C&S - SOUTH HATFIELD	Single-Tenant Industrial
44128	C&S - ABERDEEN	Single-Tenant Industrial
44150	UPS E-LOGISTICS PERSIS)	Single-Tenant Industrial
44151	DEVENS INDUSTRIAL	Single-Tenant Industrial
44152	ATLAS - PIEDMONT	Single-Tenant Industrial
44153	ATLAS - GAFFNEY	Single-Tenant Industrial
44154	ATLAS - PENDERGRASS	Single-Tenant Industrial
44155	ATLAS - GAINESVILLE	Single-Tenant Industrial
44156	ATLAS - CARTERSVILLE	Single-Tenant Industrial
44157	ATLAS - DOUGLAS	Single-Tenant Industrial
44158	ATLAS - BELVIDERE	Single-Tenant Industrial
44159	ATLAS - ST PAUL	Single-Tenant Industrial
44160	ATLAS-BROOKLYN PARK	Single-Tenant Industrial
44161	ATLAS-NEW ULM	Single-Tenant Industrial
44162	ATLAS-ZUMBROA	Single-Tenant Industrial
44163	C&S - BIRMINGHAM	Single-Tenant Industrial
44165	HOME DEPOT - LAKE PARK	Single-Tenant Industrial
44166	HOME DEPOT - MACALLA	Single-Tenant Industrial

A-1

44400	HASKELL-ROLLING PLAINS DETENTIONAL FACIL	Single-Tenant Industrial
44401	HUDSON CORRECTIONAL FACITLITY	Single-Tenant Industrial
44402	IMAGINE AVONDALE	Single-Tenant Industrial
44403	IMAGINE COOLIDGE	Single-Tenant Industrial
44404	IMAGINE FIRESTONE	Single-Tenant Industrial
44405	IMAGINE INDIGO RANCH	Single-Tenant Industrial
44406	IMAGINE TOWN CENTER	Single-Tenant Industrial
44407	IMAGINE DISCOVERY	Single-Tenant Industrial
44408	IMAGINE HOPE LAMOND	Single-Tenant Industrial
44409	IMAGINE COOLIDGE II	Single-Tenant Industrial
47112	NORTH POINTE ONE	Single-Tenant Industrial

44129	LOVES PARK INDUSTRIAL	Multi-Tenant Industrial
44168	KATO / MILMONT	Multi-Tenant Industrial

A-2

EXHIBIT B

FORM OF MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”), dated as of [                    ] [    ], 20[    ], is entered into by and between [                                                                 ], a Maryland corporation (“Owner”), and INLAND AMERICAN INDUSTRIAL MANAGEMENT LLC, a Delaware limited liability company (the “Property Manager”).

In consideration of the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      Owner hereby employs the Property Manager exclusively to rent, lease, operate and manage the property commonly known as and located in and legally described on Exhibit A attached hereto and made a part hereof (the “Premises”), upon the terms and conditions hereinafter set forth.  [NOTE: Following provision to be used for all Properties owned on July 1, 2012] [The term of this Agreement (the “Term”) shall commence on July 1, 2012 (the “Commencement Date”), and shall end on December 31, 2013.  The Term shall automatically be renewed until June 30, 2015, unless either party delivers written notice to the other party canceling this Agreement (a “Termination Notice”).] [NOTE: Following provision to be used for all Properties acquired after July 1, 2012] [The term of this Agreement (the “Term”) shall commence on the date the Property Owner takes title to the Property (the “Commencement Date”), and shall end on the date that is the last day of the month that is eighteen (18) months after the Commencement Date.  The Term shall automatically be renewed for one (1) period of eighteen (18) months, unless either party delivers written notice to the other party canceling this Agreement (a “Termination Notice”).]  In order to be effective, a Termination Notice must be delivered before June 30, 2013.  If a Termination Notice is not delivered before such date, the Termination Notice shall not be effective, and the Term shall automatically be extended without further action by the parties.  In the event this Agreement is terminated for any reason prior to the expiration of the Term, Owner shall indemnify, protect, defend, save and hold the Property Manager and all of its affiliates, shareholders, officers, directors, employees, agents, successors and assigns harmless from and against any and all claims, causes of action, demands, suits, proceedings, loss, judgments, damage, awards, liens, fines, costs, attorneys’ fees and expenses, of every kind and nature whatsoever that may be imposed on or incurred by the Property Manager by reason of the willful misconduct, gross negligence, malfeasance or unlawful acts (such unlawfulness having been adjudicated by a court of proper jurisdiction) of Owner.

2.                                      EACH PARTY SHALL HAVE THE FOLLOWING TERMINATION RIGHTS:

(a)                                 Owner may terminate this Agreement if any one of the following occurs:

(i)  Property Manager commits a material breach of any representation, warranty, term, covenant or condition set forth in this Agreement and such breach is not cured within thirty (30) days after written notice from the Owner.  The notice shall specify the nature of the breach in reasonable detail.  Notwithstanding the foregoing, if the Property Manager has promptly commenced to cure the breach within the initial 30-day period and is diligently pursuing the cure to completion, the Property Manager shall have, to the extent necessary, an additional thirty (30) days to cure the breach before the Owner may terminate this Agreement.

(ii)  Property Manager engages in any act of fraud, misappropriation of funds or embezzlement or Property Manager commits any act of gross negligence or willful misconduct in the performance of its obligations under this Agreement; provided, however, if such conduct is committed by any individual other than any senior executive, Owner shall have no right to exercise such termination right if the Property Manager immediately terminates or causes the termination of such individual from employment and makes Owner and the Property whole for the actual financial loss resulting from such conduct.

(b)                                 The Property Manager may terminate this Agreement if any one of the following occurs:

(i)  Owner commits a material breach of any representation, warranty, term, covenant or condition set forth in this Agreement and such breach is not cured within thirty (30) days after written notice from the Property Manager.  The notice shall specify the nature of the violation in reasonable detail.  Notwithstanding the foregoing, if the Owner has promptly commenced to cure the violation within the initial 30-day period and is diligently pursuing the cure to completion, the Owner shall have, to the extent necessary, an additional thirty (30) days to cure the violation before Property Manager may terminate.

(ii)  A court of competent jurisdiction enters a decree or order for relief in respect of the Owner in any involuntary case under the applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoints a receiver liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Owner or for any substantial part of any of their respective property or orders the winding up or liquidation of Owner’s affairs.

(iii) Owner commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Owner or for any substantial part of its property, or makes any general assignment for the benefit of creditors, or fails generally to pay its debts, as they become due.

(iv)  There is a dissolution of Owner.

(c)                                  This Agreement shall automatically terminate if any one of the following occurs:

(i)  The Master Management Agreement, dated as of July 1, 2012 by and between Inland American Real Estate Trust, Inc. and Property Manager, is terminated.

This Agreement shall terminate effective as of the date the Master Management Agreement is terminated.

(ii)  There is a sale of the Property or a transfer of control of Owner.  For purposes hereof, the acquisition by any individuals, entity, group or person (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act, or any successor provision (the “Exchange Act”)), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Property Manager, any of its affiliates or any affiliates of the Owner, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of fifty percent (50%) or more of the total voting power of the voting capital interests of the Owner.  This Agreement shall terminate effective as of the date the Property is sold or the effective date of the transfer of control of Owner, as applicable.

Unless otherwise expressly set forth in this Section 3, the party entitled to terminate this Agreement shall provide the other party thirty (30) days advance written notice of the termination.

3.                                      THE PROPERTY MANAGER AGREES:

3.1                               To accept the management of the Premises, to the extent, for the period, and upon the terms herein provided and agrees to furnish the services of its organization in connection with renting, leasing, operating and managing the Premises, and, without limiting the generality of the foregoing, the Property Manager agrees to be responsible for those specific duties and functions set forth in Section 4 hereof.  The Property Manager shall be entitled at all times to manage the Premises in accordance with the Property Manager’s standard operating policies and procedures, except to the extent that any specific provisions contained herein are to the contrary, in which case the Property Manager shall manage the Premises consistent with the specific provisions of the Agreement. The Property Manager agrees to use its best efforts to maintain the highest occupancy at the highest rents for each space comprising the Premises.

3.2                               To prepare those reports regarding the Premises identified on Exhibit B, which reports shall be made accessible to the Owner through a shared software system, and to remit to Owner, upon Owner’s request, the excess of Gross Income (as hereafter defined) over expenses paid pursuant to Section 3.4 hereof (“Net Proceeds”).  In the event that expenses paid pursuant to Section 4.4 hereof shall be in excess of Gross Income for any monthly period, to notify Owner of same and Owner agrees to pay the excess amount immediately upon request from the Property Manager, but nothing herein contained shall obligate the Property Manager to advance its own funds on behalf of Owner. All advances by the Property Manager on behalf of Owner shall be paid to the Property Manager by Owner within ten (10) days after request.

3.3                               To prepare annualized budgets for operation of the Premises. Annualized budgets shall be for planning and informational purposes only, and the Property Manager shall have no liability to Owner for any failure to meet any budget. However, the Property Manager will use its best efforts to operate the Premises pursuant to the annualized budget. The parties acknowledge that the first annualized budget has been prepared and approved for the year commencing January 1, 2012 and ending on December 31, 2012.  All subsequent annualized budgets shall cover the period from January 1st of each year through December 31st of the same year. The proposed annualized budget for each calendar year shall be prepared by the Property Manager by December 1st of the year preceding the year for which it applies, and Owner shall notify the Property Manager within fifteen (15) days as to whether Owner has or has not approved the proposed annualized budget. If Owner does not approve the proposed annualized budget, Owner shall notify the Property Manager and the Property Manager shall make the necessary amendments to the annualized budget. During the time the Property Manager is preparing these amendments, the Property Manager will continue to operate the Premises according to the last approved annualized budget. Owner’s approval of the annualized budget shall constitute approval for the Property Manager to expend sums for all budgeted expenditures, without the necessity to obtain additional approval of Owner under any other expenditure limitations as set forth elsewhere in this Agreement.

Subject to the terms of this Agreement, Property Manager covenants and agrees to comply with and implement, as applicable, any direction or strategic plan approved by the Company’s Board of Directors.

4.                                      OWNER AGREES, and does hereby give the Property Manager the following exclusive authority and powers (all of which shall be exercised in the name of the Property Manager, as the Property Manager for Owner) and Owner agrees to assume and reimburse the Property Manager, its affiliates and agents for all expenses paid or incurred in connection therewith:

4.1                               To advertise the Premises or any part thereof and to display signs thereon, which advertising and signs may contain the Property Manager’s name and customary logo; and to rent the same; to cause references of prospective tenants to be investigated; to sign leases for all or part of the Premises for terms not in excess of one year, or the period agreed to by the Owner and Property Manager, and to renew or cancel the existing leases and prepare and execute the new leases without additional charge to Owner; to terminate tenancies and to sign and serve in the name of the Owner of the Premises such notices as are deemed necessary by the Property Manager; to institute and prosecute actions to evict tenants and to recover possession of the Premises; with Owner’s authorization, to sue for, in the name of the Owner, and recover rent and other sums due; and, when expedient, to settle, compromise, and release any actions or suits, or reinstate such tenancies. Owner shall reimburse Property Manager for all expenses of litigation including attorneys’ fees, filing fees, and court costs that Property Manager does not recover from tenants.  The Property Manager may select the attorney of its choice to handle the litigation, with the Owner’s approval.  The Property Manager may collect from tenants all or any of the following, all of which shall be considered Gross Income (and included when calculating the Management Fee) and deposited into Property Manager’s custodial account: a late rent administrative charge, a non-negotiable check charge; a credit report fee; a subleasing administrative charge or broker’s commission; and all administrative charges actually collected from tenants in connection with annual common area maintenance reconciliations and tenant charge backs for same.

4.2                               To hire, supervise, discharge and pay salary and benefit expenses for all labor required for the operation and maintenance of the Premises including, but not limited to, on-site personnel, property managers, assistant property managers, leasing consultants, engineers, janitors, maintenance supervisors and other employees required for the operation and maintenance of the Premises, including personnel spending a portion of their working hours (to be charged on a pro rata basis) at the Premises. All expenses of such employment shall be deemed operating expenses of the Premises. To make or cause to be made all ordinary repairs and replacements necessary to preserve the Premises in its present condition and for the operating efficiency thereof and all alterations required to comply with lease requirements, and to do decorating on the Premises; to negotiate and enter into, as the Property Manager for Owner of the Premises, contracts for all items on budgets that have been approved by Owner, any emergency services or repairs for items not exceeding $20,000.00, appropriate service agreements and labor agreements for normal operation of the Premises, which shall have terms not to exceed three years, and agreements for all budgeted maintenance, minor alterations and utility services, including, but not limited to, electricity, gas, fuel, water, telephone, window washing, scavenger service, landscaping, snow removal, pest exterminating, decorating and legal services in collection with the leases and service agreements relating to the Premises, and other services or such of them as the Property Manager may consider appropriate; and to purchase supplies and pay all bills.  The Property Manager shall use its best efforts to obtain the foregoing services and utilities for the Premises at the most economical costs and terms available to the Property Manager.

Owner hereby appoints the Property Manager as Owner’s authorized Property Manager for the purpose of executing, as the managing Property Manager for Owner, those agreements described in this Section 4.2.  In addition, Owner agrees to specifically assume in writing all obligations under all agreements so entered into by the Property Manager, on behalf of Owner of the Premises, upon the termination of this Agreement and Owner shall indemnify, protect, save, defend and hold the Property Manager and all of its affiliates, shareholders, officers, directors, employees, agents, successors and assigns harmless from and against any and all claims, causes of action, demands, suits, proceedings, loss, judgments, damage, awards, liens, fines, costs, attorneys’ fees and expenses, of every kind and nature whatsoever, resulting from, arising out of or in any way related to those agreements and which relate to or concern matters occurring after termination of this Agreement, but excluding matters arising out of the Property Manager’s misconduct, negligence, malfeasance or unlawful acts. The Property Manager shall secure the approval of, and execution of appropriate agreements by, Owner for any non-budgeted and non-emergency/contingency capital items, alterations or other expenditures in excess of $20,000.00 for any one item, securing for each item at least three (3) written bids, if practicable, or providing evidence satisfactory to Owner that the agreed amount is lower than industry standard pricing, from responsible contractors. The Property Manager shall have the right from time to time during the Term to contract with and make purchases from its affiliates and third party agents; provided that contract rates and prices are competitive with other available sources. The Property Manager may at any time, and from time to time, request and receive the prior written authorization of Owner of the Premises of any one or more purchases or other expenditures, notwithstanding that the Property Manager may otherwise be authorized hereunder to make such purchases or expenditures.

4.3                               To collect Gross Income (as hereafter defined) and give receipts therefore and to deposit all such Gross Income collected hereunder in the Property Manager’s custodial account which the Property Manager will open and maintain, in a state or national bank of the Property Manager’s choice and whose deposits are insured by the Federal Deposit Insurance Corporation, exclusively for the Premises and any other properties owned by Owner (or any entity that is owned or controlled by the Owner) and managed by the Property Manager. Owner agrees that the Property Manager shall be authorized to maintain a reasonable minimum balance (to be determined jointly from time to time) in the custodial account. The Property Manager may endorse any and all checks received in connection with the operation of the Premises and drawn to the order of Owner and Owner shall, upon request, furnish the Property Manager’s depository with an appropriate authorization for the Property Manager to make the endorsement.  For purposes hereof, “Gross Income” means all rents, assessments and other items, including, but not limited to the following, to the extent applicable: the aggregate amount of any and all tenant payments for real estate taxes, property liability and other insurance, damages and repairs, common area maintenance, tax reduction fees and all other tenant reimbursements, administrative charges, proceeds of rental interruption insurance, parking fees, income from coin operated machines and other miscellaneous income collected by or paid to Property Manager.  Gross Income specifically includes late rent administrative charges, non-negotiable check charges, credit report fees, subleasing administrative charges, and all administrative charges actually collected from tenants in connection with annual common area maintenance reconciliations and tenant charge backs for same.

4.4                               To pay all expenses of the Premises from the Gross Income collected in accordance with Section 4.3 hereof, from the Property Manager’s custodial account. It is understood that the Gross Income will be used first to pay the compensation to the Property Manager as contained in Section 6 hereof, then to the reimbursement of expenses incurred by Property Manager pursuant to Section 4.2 and Section 2(e) of the Master Management Agreement, then operational expenses and then any mortgage indebtedness, including real estate tax and insurance impounds, but only as directed by Owner in writing and only if sufficient Gross Income is available for such payments.

4.5                               Nothing in this Agreement shall be interpreted to obligate the Property Manager to pay from Gross Income any expenses incurred by Owner prior to the commencement of this Agreement, except to the extent (i) Property Manager was obligated to pay such expenses pursuant to the terms of a prior management agreement between Owner and Property Manager or (ii) Owner advances additional funds to pay the expenses.

4.6                               To collect and handle tenants’ security deposits, including the right to apply the security deposits to unpaid rent, and to comply, on behalf of the Owner, with applicable state or local laws concerning security deposits and interest thereon, if any.

4.7                               The Property Manager shall not be required to advance any monies for the care or management of the Premises, and Owner agrees to advance all monies necessary therefor. If the Property Manager shall elect to advance any money in connection with care or management of the Premises, Owner agrees to reimburse the Property Manager in accordance with Section 3.2 and Section 4.2 above.

4.8                               To handle all steps necessary regarding any claim for insured losses or damages; provided that the Property Manager will not make any adjustments or settlements in excess of $50,000.00 without Owner’s prior written consent.

4.9                               Notwithstanding anything to the contrary contained in this Agreement, Owner acknowledges and agrees that any or all of the duties of the Property Manager as contained herein may be delegated by the Property Manager and performed by an affiliate or third-party agent (a “SubProperty Manager”) with whom the Property Manager contracts for the purpose of performing such duties. Owner specifically grants the Property Manager the authority to enter management agreements with any SubProperty Manager; provided that Owner shall have no liability or responsibility to any SubProperty Manager for the payment of the SubProperty Manager’s fee or for reimbursement to the SubProperty Manager of its expenses or to indemnify the SubProperty Manager in any manner for any matter; and provided further that the Property Manager shall require such SubProperty Manager to agree, in the written agreement setting forth the duties and obligations of such SubProperty Manager, to indemnify Owner for all loss, damage or claims incurred by Owner as a result of the willful misconduct, gross negligence, malfeasance or unlawful acts of the SubProperty Manager. Owner further acknowledges and agrees that the Property Manager may assign this Agreement and all of the Property Manager’s rights and obligations hereunder to another management entity that is then managing other property for Owner (“Successor Property Manager”). Owner specifically grants the Property Manager the authority to make an assignment of this Agreement to a Successor Property Manager.

5.                                      OWNER FURTHER AGREES:

5.1                               To indemnify, defend, protect, save and hold the Property Manager and all of its affiliates, shareholders, officers, directors, employees, agents, SubProperty Managers, successors and assigns (collectively, “Indemnified Parties”) harmless from any and all claims, causes of action, demands, suits, proceedings, loss, judgments, damage, awards, liens, fines, costs, attorneys’ fees and expenses, of every kind and nature whatsoever (collectively, “Losses”) in connection with or in any way related to the Premises and from liability for damage to the Premises and injuries to or death of any person whomsoever, and damage to property; provided, however, that any indemnification pursuant to this Section 5.1 shall not extend to any such Losses arising out of the negligence or misconduct of the Property Manager or any of the other Indemnified Party. Owner agrees to procure and pay for, at its own expense, public liability insurance, fire and extended coverage insurance, burglary and theft insurance, rental interruption insurance, flood insurance (if appropriate) and boiler insurance (if appropriate) naming Owner and the Property Manager as insured parties and adequate to protect their respective interests and in form, substance, and amounts reasonably satisfactory to the Property Manager, and to furnish to the Property Manager certificates and policies evidencing the existence of this insurance. The premiums for all insurance maintained by Owner shall be paid by either Owner directly or, provided sufficient Gross Income is available, by the Property Manager from Gross Income.  Unless Owner shall provide insurance and furnish certificates and policies within ten (10) days from the date of this Agreement, the Property Manager may, in its sole discretion, but shall not be obligated to, purchase insurance and charge the cost thereof to the account of Owner. All insurance policies shall provide that the Property Manager shall receive thirty (30) days’ written notice prior to cancellation of the policy.  The Property Manager shall not be liable for any error of judgment or for any mistake of fact or law, or for any thing that it may do or refrain from doing, except in cases of negligence or misconduct on the part of the Property Manager.

5.2                               Owner hereby warrants and represents to the Property Manager that to the best of Owner’s knowledge, neither the Premises, nor any part thereof, has previously been or is presently being used to treat, deposit, store, dispose of or place any hazardous substance, that may subject the Property Manager to liability or claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9607) or any constitutional provision, statute, ordinance, law or regulation of any governmental body or of any order or ruling of any public authority or official thereof, having or claiming to have jurisdiction thereover.  Furthermore, Owner agrees to indemnify, protect, defend, save and hold the Property Manager and all of its affiliates, shareholders, officers, directors, employees, agents, successors and assigns harmless from any and all claims, causes of action, demands, suits, proceedings, loss, judgments, damage, awards, liens, fines, costs, attorneys’ fees and expenses, of every kind and nature whatsoever, involving, concerning or in any way related to any past, current or future allegations regarding treatment, depositing, storage, disposal or placement by any party other than the Property Manager of hazardous substances on the Premises.

5.3                               To give adequate advance written notice to the Property Manager if Owner desires that the Property Manager make payment, out of Gross Income, to the extent funds are available after the payment of the Property Manager’s compensation as contained in Section 6 hereof and all operational expenses, of mortgage indebtedness, general taxes, special assessments, or fire, boiler or any other insurance premiums. In no event shall the Property Manager be required to advance its own money in payment of any such indebtedness, taxes, assessments or premiums.

5.4                               Nothing in this Section 5 or otherwise in this Agreement or any agreement executed by Owner in connection with this Agreement shall require Owner or a subsidiary of Owner to limit the liability of, waive any claims against, or indemnify and hold harmless any person or entity except to the extent Owner or that subsidiary is permitted by Section 6 of the Master Management Agreement, dated July 1, 2012, between Owner and the Property Manager, to so limit, waive, indemnify or hold harmless, as applicable.

6.                                      OWNER AGREES TO PAY THE PROPERTY MANAGER, AS A MONTHLY MANAGEMENT FEE HEREUNDER FOR MANAGING THE PREMISES DIRECTLY OR THROUGH ITS AFFILIATES OR AGENTS, an amount equal to                        percent (      %) of Gross Income (the “Management Fee”) [insert as appropriate - 4.00% for multi-tenant, 2.25% for single tenant], subject to change as set forth below, which shall be deducted monthly by the Property Manager and retained by the Property Manager from Gross Income prior to payment to Owner of Net Proceeds. The Management Fee shall be compensation for all services specified herein and provided by the Property Manager in connection with renting, leasing, operating and managing the Premises. Any services beyond those specified herein, such as sales brokerage, construction management, loan origination and servicing, property tax reduction and risk management services, shall be performed by Property Manager and compensated by Owner only if the parties agree on the scope of the services to be performed; provided that the compensation to be paid therefor will not exceed ninety percent (90.0%) of the market rate that would be paid to unrelated parties providing these services; provided further that all compensation must be approved by a majority of the independent directors of Owner. Owner acknowledges and agrees that Property Manager may pay or assign all or any portion of its Management Fee to a SubProperty Manager as described in Section 4.9 hereof.  If the Property Manager or Owner reasonably determines that the Property has changed its classification as either a single-tenant site or multi-tenant site, it shall notify the other party in writing.  If the parties mutually agree that the classification has changed, the parties will amend this Agreement to reflect a change in the management fee.

7.                                      IT IS MUTUALLY AGREED THAT:

7.1                               Owner shall designate one (1) person to serve as Owner’s Representative in all dealings with the Property Manager hereunder. Whenever the notification and reporting to Owner or the approval, consent or other action of Owner is called for hereunder, any notification and reporting if sent to or specified in writing to Owner’s Representative, and any approval, consent or action if executed by Owner’s Representative, shall be binding on Owner but only if approved by the Owner’s board of directors as may be required. Owner’s Representative initially shall be:

Name	Address

2901 Butterfield Road
Vice President, Administration	Oak Brook, IL 60523
	Telephone:	(630) 218-8000
	Facsimile:	(630) 218-4955

Owner’s Representative may be changed at the discretion of Owner, at any time and from time to time, and shall be effective upon the Property Manager’s receipt of written notice of the new Owner’s Representative.

7.2                               Owner expressly withholds from the Property Manager any power or authority to make any structural changes in any building or to make any other major alterations or additions in or to any such building or equipment therein, or to incur any expense chargeable to Owner, other than expenses related to exercising the express powers above vested in the Property Manager without the prior written direction of Owner’s Representative, except that the Property Manager shall make all emergency repairs as may be required to ensure the safety of persons or property or which are immediately necessary for the preservation and safety of the Premises or the safety of the tenants and occupants thereof or are required to avoid the suspension of any necessary service to the Premises.

7.3                               The Property Manager shall be responsible for notifying Owner in the event it receives a material written notice that any building on the Premises or any equipment therein does not comply with the requirements of any statute, ordinance, law or regulation of any governmental body or of any public authority or official thereof having or claiming to have jurisdiction thereover. The Property Manager shall promptly forward to Owner any material written complaints, warnings, notices or summonses received by the Property Manager relating to these matters. Owner represents that to the best of its knowledge the Premises and such equipment comply with all such requirements and authorizes the Property Manager to disclose the Owner’s identity to any officials and agrees to indemnify, protect, defend, save and hold the

Property Manager and the other Indemnified Parties harmless of and from any and all Losses which may be imposed on them or any of them by reason of the failure of Owner to correct any present or future violation or alleged violation of any and all present or future laws, ordinances, statutes, or regulations of any public authority or official thereof, having or claiming to have jurisdiction thereover, of which it has actual notice.

7.4                               In the event it is alleged or charged that any building on the Premises or any equipment therein or any act or failure to act by Owner with respect to the Premises or the sale, rental, or other disposition thereof fails to comply with, or is in violation of, any of the requirements of any constitutional provision, statute, ordinance, law or regulation of any governmental body or any order or ruling of any public authority or official thereof having or claiming to have jurisdiction thereover, and the Property Manager, in its sole and absolute discretion, considers that the action or position of Owner, with respect thereto may result in damage or liability to the Property Manager, the Property Manager shall have the right to cancel this Agreement at any time by written notice to Owner of its election so to do, which cancellation shall be effective upon delivery of the notice to Owner. Any notice may be delivered personally or by registered mail, on or to the person named to receive the Property Manager’s monthly statement at the address provided in Section 7.1 hereof, and if delivered by mail shall be deemed to have been delivered when deposited in the mails. Any cancellation pursuant to this Section 7.4 shall not release the indemnities of Owner set forth in this Agreement, including, but not limited to, those set forth in Sections 1, 4.2, 5.1, 5.2 and 7.3 above and shall not terminate any liability or obligation of Owner to the Property Manager for any payment, reimbursement, or other sum of money then due and payable to the Property Manager hereunder.

7.5                               All personnel expenses, including but not limited to, wages, salaries, insurance, benefits, employment related taxes and other governmental charges, shall be charges incurred in connection with the Premises for purposes of Section 4.4 hereof, to the extent that these expenses are apportioned by the Property Manager to services rendered for the benefit of the Premises. The number and classification of employees serving the Premises shall be as determined by the Property Manager to be appropriate for the proper operation of the Premises; provided that Owner may request changes in the number and/or classification of employees, and the Property Manager shall make all requested changes unless in its judgment the resulting level of operation and/or maintenance of the Premises will be inadequate.

8.                                      Owner shall pay or reimburse the Property Manager, its affiliates or agents for all amounts due it under this Agreement for services and advances prior to termination of this Agreement. All provisions of this Agreement that require Owner to have insured, or to protect, defend, save, hold and indemnify or to reimburse the Property Manager shall survive any expiration or termination of this Agreement and, if the Property Manager is or becomes involved in any claim, proceeding or litigation by reason of having been the Property Manager of Owner, such provisions shall apply as if this Agreement were still in effect. The parties understand and agree that the Property Manager may withhold funds for sixty (60) days after the end of the month in which this Agreement is terminated to pay bills previously incurred but not yet invoiced and to close accounts. Should the funds withheld be insufficient to meet the obligation of the Property Manager to pay bills previously incurred, Owner shall, upon demand, advance sufficient funds to the Property Manager to ensure fulfillment of the Property Manager’s obligation to do so, within ten (10) days of receipt of notice and an itemization of all unpaid bills.

9.                                      Nothing contained herein shall be construed as creating any rights in third parties who are not the parties to this Agreement, nor shall anything contained herein be construed to impose any liability upon Owner or the Property Manager for the performance by Owner or the Property Manager under any other agreement they have entered into or may in the future enter into, without the express written consent of the other having been obtained.  Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture between Owner and the Property Manager or to cause either party to be responsible in any way for the debts or obligations of the other or any other party (but nothing contained herein shall affect the Property Manager’s responsibility to transmit payments for the account of Owner as provided herein), it being the intention of the parties that the only relationship hereunder is that of the Property Manager and principal.

10.                               Wherever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid under applicable law, the provision shall be ineffective only to the extent of the prohibition or invalidity, without invalidating the remainder of the provision or the remaining provisions of this Agreement. This Agreement, its validity, performance and enforcement shall be construed in accordance with, and governed by, the internal laws of the State in which the Premises are located without regard to that State’s conflicts of law principles.

11.                               This Agreement shall be binding upon the successors and assigns of the Property Manager and the heirs, administrators, executors, successors and assignees of Owner.  This Agreement contains the entire Agreement of the parties relating to the subject matter hereof, and there are no understandings, representations or undertakings by either party except as herein contained. This Agreement may be modified solely by a written agreement executed by both parties hereto.

12.                               If any party hereto defaults under the terms or conditions of this Agreement, the defaulting party shall pay the non-defaulting party’s court costs and attorneys’ fees incurred in the enforcement of any provision of this Agreement.

13.                               The failure of either party to this Agreement to, in anyone or more instances, insist upon the performance of any of the terms, covenants or conditions of this Agreement, or to exercise any rights or privileges conferred in this Agreement, shall not be construed as thereafter waiving any such terms, covenants, conditions, rights or privileges, but the same shall continue in full force and effect as if no the forbearance or waiver had occurred.

14.                               This Agreement is deemed to have been drafted jointly by the parties, and any uncertainty or ambiguity shall not be construed for or against either party as an attribution of drafting to either party.

15.                               All notices given under this Agreement shall be sent by certified mail, return receipt requested, sent by facsimile transmission, or hand delivered at:

If to Owner, to:	Inland American Real Estate Trust, Inc. 2901 Butterfield Road Oak Brook, IL 60523 Attention: Vice President, Administration Telephone: (630) 218-8000 Facsimile: (630) 218-4955

If to Property Manager, to:	Inland American Industrial Management, LLC 2901 Butterfield Road Oak Brook, IL 60523 Attention: President Telephone: (630) 218-8000 Facsimile: (630) 218-4955

WHEREFORE, the undersigned have executed this Agreement by their duly authorized officers or representatives as of the date first above written.

PROPERTY MANAGER:	OWNER:

INLAND AMERICAN INDUSTRIAL MANAGEMENT LLC, a Delaware limited liability company	[ ]., a Maryland corporation

By:	By:
Name:	Name:
Its:	Its:

Exhibit A

[Description of the Premises to be Inserted]

A-1

Exhibit B

[Description of Reports to be Inserted]

B-1